(h)(8)(C)(ii)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund*	Classes

	Service 2	Institutional	Adviser	Service

ING Core Growth and Income Portfolio (formerly, ING Janus Contrarian Portfolio) Initial Term Expires May 1, 2013	1.00%	0.60%	1.20%	0.85%

ING Pioneer Mid Cap Value Portfolio Term Expires May 1, 2011	1.05%	0.65%	1.25%	0.90%

/s/ HE
HE

Effective Date: July 1, 2011

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.